Exhibit 99.1
News Release
Monday, June 23, 2003

Ask Jeeves Sells Additional $15 Million of
Zero Coupon Convertible Subordinated Notes

EMERYVILLE, Calif., June 23, 2003 – Ask Jeeves, Inc. (Nasdaq: ASKJ) announced today the sale of an additional $15 million aggregate principal amount of its Zero Coupon Convertible Subordinated Notes due June 1, 2008 in a private offering. The sale was made pursuant to the exercise of an option granted to the initial purchaser of its previously announced private offering of Notes, which closed on June 4, 2003. The total offering, including the additional notes, resulted in the issuance of $115 million aggregate principal amount of Notes.

The Notes will not bear interest, have a zero yield to maturity, and are convertible into Ask Jeeves common stock at a conversion price of $16.90 per share, subject to customary antidilution adjustments. The total amount of Notes issued on June 4 and on June 23 are convertible in the aggregate into approximately 6.8 million shares of common stock. Ask Jeeves plans to use the net proceeds of the sale of the Notes for general corporate purposes, including potential future acquisitions.

The Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws. This announcement does not constitute an offer to sell these securities nor is it a solicitation of an offer to purchase these securities.

The statements in this release which are not historical facts are forward- looking statements that involve risks and uncertainties, including, but not limited to, market and competitive conditions. Information on risks and factors that could affect Ask Jeeves’ business and financial results are included in its public filings made with the Securities and Exchange Commission.